Exhibit 99.1

WAUSAU PAPER ANNOUNCES FOURTH-QUARTER,

YEAR-END FINANCIAL RESULTS

MOSINEE, WI – February 7, 2011– Wausau Paper (NYSE:WPP) today reported that:

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Fourth-quarter net earnings were $0.31 per share compared to $0.19 per share a year ago. Excluding special items, adjusted quarterly earnings of $0.14 per share equaled prior-year results.

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Full-year net earnings of $0.75 per share exceeded prior-year of $0.42 per share.  Adjusted net earnings of $0.48 per share compared with $0.59 per share a year ago, reflecting year-over-year fiber cost increases equivalent to $0.80 per share.

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Tissue reported full-year operating profits of $46.1 million, its second best year ever, and Paper reported adjusted operating profits of $16.2 million, both demonstrating earnings sustainability in a record-high input cost environment.

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With a year-end debt-to-capital ratio of 33 percent, the company’s balance sheet is well-positioned to fund strategic investment.

The company reported fourth-quarter net earnings of $15.2 million, or $0.31 per share, compared with net earnings of $9.2 million, or $0.19 per share, in the prior year.  Net sales increased 1 percent to $260.2 million while shipments declined 4 percent to 162,000 tons.

Fourth-quarter results included a net credit of $12.7 million, or $0.26 per share, related to conversion of the previously claimed alternative fuel mixture tax credit to the cellulosic biofuel producers tax credit; an after-tax charge of $2.4 million, or $0.05 per share, related to a rate adjustment associated with a natural gas transportation contract for a former manufacturing facility in Groveton, New Hampshire; and an after-tax curtailment charge of $1.9 million, or $0.04 per share, due to the freezing of benefits associated with a cash balance pension plan. Prior-year results included after-tax timberland sales gains of $1.6 million, or $0.03 per share; an after-tax alternative fuel mixture tax credit of $2.3 million, or $0.05 per share; charges related to a tax audit settlement and other permanent tax items of $1.0 million, or $0.02 per share; and after-tax facility closure charges of $0.6 million, or $0.01 per share.  Excluding these items, adjusted fourth-quarter net earnings were $6.7 million, or $0.14 per share, compared with prior-year adjusted net earnings of $6.8 million, or $0.14 per share.  Adjusted net earnings are a non-GAAP measure and three-month and year-end results are reconciled to GAAP earnings below.

	3 Months Ended		12 Months Ended
	December 31		December 31
	2010	2009	2010	2009

GAAP Net Earnings Per Share	$0.31	$0.19	$0.75	$0.42
Biofuel Producers / Alternative Fuel Tax Credit(1)	(0.26)	(0.05)	(0.28)	(0.17)
Facility Closure Charges(2)	0.05	0.01	0.05	0.35
Curtailment – Cash Balance Pension Plan	0.04	–	0.04	–
Income Tax Law Change(3)	–	–	0.02	–
Gain on Sale of Timberlands	–	(0.03)	(0.10)	(0.04)
Capital Related Expenses	–	–	–	0.04
Gain on Sale of Yeast Business	–	–	–	(0.03)
Tax Audit Settlement & Other Items	–	0.02	–	0.02

Adjusted Net Earnings Per Share	$0.14	$0.14	$0.48	$0.59

Note:  Totals may not foot due to rounding differences

(1)  2010 relates to conversion to biofuel producers credit. 2009 relates to alternative fuel mixture tax credit.

(2) 2010 charges associated with a natural gas transportation contract rate adjustment for a former manufacturing facility in Groveton, NH. 2009 charges relate primarily to Paper segment facility closures.

(3)  Charges related to the “Patient Protection and Affordable Care” and “Health Care and Education Reconciliation” Acts of March 2010.

For the full-year 2010, adjusted net earnings of $23.8 million, or $0.48 per share, compared with adjusted net earnings of $28.8 million, or $0.59 per share, in the prior year. Net sales increased 2 percent to $1,055.7 million while shipments declined 3 percent to 667,000 tons.

Thomas J. Howatt, president and CEO, commented, “2010 results reflect the earnings stability achieved through Tissue segment growth and Paper unit restructuring.  Despite record high fiber costs, Tissue posted its second most profitable year and Paper achieved solid improvement over the second half of the year as input costs stabilized.  And the company achieved its safest year on record, continuing a decade-long trend of improved safety performance.  With modest debt and substantial credit capacity, the company is well-positioned to fund strategic investments. Given Tissue’s profitability and growth profile we view this business segment as our principle avenue for future investment.”

Commenting on current business conditions and near-term outlook, Mr. Howatt remarked, “We expect 2011 to be a year of transition for the economy as a post recessionary environment gives way to more stable and predictable growth across our core markets.  While first-quarter earnings will be impacted by the rebuild of our Brainerd machine, seasonal demand weakness and elevated fiber prices, we’re confident in our ability to achieve year-over-year earnings improvement over the balance of the year.”  Excluding the impact of the Brainerd machine rebuild, adjusted first quarter earnings are expected to be in the range of $0.03 - $0.05 per share compared with prior year adjusted earnings of $0.08 per share.

SEGMENT RESULTS

The Tissue segment posted fourth-quarter operating profit of $11.1 compared with fourth-quarter profit of $12.5 million last year as net sales and shipments both declined 1 percent.  For the full-year, operating profits of $46.1 million compared with 2009 record operating profit of $49.5 million as net sales increased 2 percent on flat year-over-year shipments.  While demand for “away-from-home” towel and tissue products declined 1 percent for the year, Tissue’s value-added product volume increased 7 percent and represented 49 percent of total shipments.  Despite sluggish demand and a constrained pricing environment, Tissue largely offset fiber cost increases of $12 million to achieve 2010 operating margins exceeding 13 percent.

The Paper segment’s fourth-quarter operating loss of $0.7 million included pre-tax charges of $3.8 million related to a rate adjustment associated with a natural gas transportation contract for the former Groveton mill, and pre-tax charges of $1.4 million associated with conversion of the alternative fuel mixtures tax credit to the more beneficial cellulosic biofuel producers tax credit.  Prior-year operating profit of $7.1 million included pre-tax gains of $3.7 million from the alternative fuel mixture tax credit and pre-tax charges of $0.9 million related to facility closures.  Excluding special items, Paper’s fourth-quarter operating profit of $4.5 million increased modestly as compared with operating profit of $4.3 million last year.  Net sales increased 2 percent while shipments declined 5 percent, reflecting gains in selling price and mix which followed facility closures and target market re-alignment.

For the full-year, Paper operating profit of $12.3 million compared to operating profit of $9.6 million last year as net sales increased 2 percent and shipments declined 4 percent.  Excluding a pre-tax charge of $3.8 million related to a rate adjustment associated with a natural gas transportation contract for the former Groveton mill, adjusted operating profit of $16.2 million compared to prior-year adjusted operating profit of $21.9 million.  Having absorbed $51 million in year-over-year fiber cost increases, 2010 results demonstrate the relative profit stability achieved through recent restructuring activities.  Further progress is expected in 2011 as the Paper segment completes the $27 million rebuild of the Brainerd, Minnesota, paper machine and flexes papermaking operations at the Brokaw, Wisconsin, mill from seven days to five days per week to align production capacity with core premium print and color demand.

CELLULOSIC BIOFUEL PRODUCER TAX CREDIT

During the fourth quarter the company elected to convert – for qualified Black Liquor gallons produced during 2009 at its Mosinee, Wisconsin, facility – the previously-claimed refundable $0.50 per gallon alternative fuel mixture (“AFMC”) tax credit to the non-refundable $1.01 per gallon Cellulosic Biofuel Producer Credit (“CBPC”).  Having repaid approximately $15 million in AFMC benefit and related interest during the fourth quarter, the company expects $27 million of cash benefit from the CBPC prior to its expiration in 2015.

TIMBERLAND SALES

During 2010 the company sold 6,700 acres of timberland for an after-tax gain of $4.9 million. With approximately 7,900 acres remaining in its sales program, the company will continue to own and manage 77,000 acres upon its completion.

Wausau Paper’s fourth-quarter conference call is scheduled for 11:00 a.m. (EDT) on Tuesday, February 8, and can be accessed through the company’s website at www.wausaupaper.com under “Investors.”  A replay of the webcast will be available at the same site through February 15.

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products.  The company is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP.  To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2009.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper
Interim Report – Quarter Ended December 31, 2010

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Twelve Months
of Operations	Ended December 31, (unaudited)		Ended December 31,
	2010	2009	2010 (unaudited)	2009
Net sales	$260,217	$257,752	$1,055,688	$1,032,144
Cost of sales	229,619	218,168	925,043	899,310
Gross profit	30,598	39,584	130,645	132,834
Selling & administrative expenses	28,292	21,686	86,804	83,229
Restructuring	–	595	–	5,532
Operating profit	2,306	17,303	43,841	44,073
Interest expense	(1,720)	(815)	(6,587)	(8,986)
Other income, net	49	16	234	111
Earnings before income taxes	635	16,504	37,488	35,198
Provision (credit) for income taxes	(14,573)	7,314	632	14,635

Net earnings	$ 15,208	$ 9,190	$ 36,856	$ 20,563

Net earnings per share (basic and diluted)	$ 0.31	$ 0.19	$ 0.75	$ 0.42
Weighted average shares outstanding – basic	48,971	48,845	48,965	48,834
Weighted average shares outstanding – diluted	49,369	49,277	49,292	49,117

Condensed Consolidated Balance Sheets	December 31,	December 31,
	2010 (unaudited)	2009
Current assets	$ 243,898	$ 226,960
Property, plant, and equipment, net	380,801	379,483
Other assets	52,910	48,658
Total Assets	$ 677,609	$ 655,101

Current liabilities	$ 134,759	$ 134,838
Long-term debt	127,382	117,944
Other liabilities	155,802	176,897
Stockholders’ equity	259,666	225,422
Total Liabilities and Stockholders’ Equity	$ 677,609	$ 655,101

Condensed Consolidated Statements	Twelve Months
of Cash Flow	Ended December 31,
	2010 (unaudited)	2009
Cash flows from operating activities:
Net earnings	$ 36,856	$ 20,563
Provision for depreciation, depletion, and amortization	56,529	75,160
Gain on sale of assets	(9,059)	(5,062)
Deferred income taxes and other non-cash items	(18,051)	16,364
Changes in operating assets and liabilities:
Receivables	3,776	(2,520)
Inventories	(16,324)	28,191
Accounts payable and other liabilities	(6,424)	(682)
Other	(24,550)	(21,100)
Net cash provided by operating activities	22,753	110,914

Cash flows from investing activities:
Capital expenditures	(42,990)	(45,948)
Grants received for capital expenditures	1,838	–
Proceeds from property, plant, and equipment disposals	10,653	9,615
Net cash used in investing activities	(30,499)	(36,333)

Cash flows from financing activities:
Net (payments) borrowings of commercial paper	(7,274)	14,604
Net payments under credit agreement	(33,000)	(19,500)
Issuances of notes payable	50,000	–
Payments of notes payable	(28)	(68,567)
Dividends paid	(1,475)	(4,151)
Proceeds from stock option exercises	229	–
Net cash provided by (used in) financing activities	8,452	(77,614)

Net increase (decrease) in cash & cash equivalents	$ 706	$ (3,033)

Note 1.  In the first quarter of 2010, we recorded additional income tax charges of $1.2 million related to the passage of the “Patient Protection and Affordable Care” and “Health Care and Education Reconciliation” Acts of March 2010, which eliminated the income tax deduction for federal subsidies received for providing retiree prescription drug benefits.

Note 2.  In 2009, we were eligible for a tax credit under the Internal Revenue Code for alternative fuel mixtures used as fuel in a taxpayer’s business.  The credit was equal to $0.50 per gallon of alternative fuel contained in the mixture and was refundable in cash.  The cost of sales for the three and twelve months ended December 31, 2009, included net pre-tax credits of $3.7 million and $13.5 million, respectively.  In the third quarter of 2010, we recorded an additional net pre-tax credit of $1.3 million, which was included in cost of sales.  In the fourth quarter of 2010, we converted the alternative fuel mixtures tax credit to the cellulosic biofuel producers tax credit.  See additional information on the cellulosic biofuel producers tax credit in Note 3.

Note 3.  In December 2010, we were approved by the Internal Revenue Service (“IRS”) to be registered as a producer of cellulosic biofuel under the Internal Revenue Code.  The cellulosic biofuel credit is equal to $1.01 per gallon of black liquor produced in our pulp and paper mill operations.  After approval by the

IRS, we made the decision to convert the alternative fuel mixtures credit to the cellulosic biofuel credit and will be claiming the credit for all black liquor gallons produced in 2009.  The conversion to the cellulosic biofuel credit resulted in a credit for income taxes in the fourth quarter of 2010 of $13.6 million, and a pre-tax charge to cost of sales of $1.4 million.

Note 4.  In the fourth quarter of 2010, we incurred pre-tax charges of $3.8 million due to a rate adjustment associated with a natural gas transportation contract for a former manufacturing facility in Groveton, New Hampshire.  The pre-tax charge is included in selling and administrative expenses in the fourth quarter of 2010.

Note 5.  In the fourth quarter of 2010, we incurred a pre-tax curtailment charge of $3.1 million due to the freezing of benefits associated with a cash balance pension plan.  The pre-tax charge is included in selling and administrative expenses in the fourth quarter of 2010.

Note 6.  In March 2009, we announced plans to permanently shut down all operations at our Paper segment’s Jay, Maine mill.  The shut down of the mill was completed in May 2009.  The cost of sales for the three and twelve months ended December 31, 2009, included a pre-tax credit of $0.1 million and pre-tax charges of $20.8 million, respectively, for depreciation on assets and other associated closure costs.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs for the three and twelve months ended December 31, 2009, were $0.7 million and $4.7 million, respectively.  No closure charges were incurred in 2010.

Note 7.  In December 2008, we announced plans to permanently close our Paper segment’s converting operations at our Appleton, Wisconsin facility.  The closure of the Appleton facility was completed in December 2009.  The cost of sales for the three and twelve months ended December 31, 2009, included $0.4 million and $1.4 million, respectively, in pre-tax charges for associated closure costs.  Pre-tax restructuring expense related to severance and benefit continuation costs was $0.5 million for the twelve months ended December 31, 2009.  No closure charges were incurred in 2010.

Note 8. Interim Segment Information

In September 2009, we announced plans to consolidate our Specialty Products and Printing & Writing businesses into a single strategic operating unit.  The consolidation became effective on January 1, 2010, and did not impact the organization of the Tissue business segment.  We have evaluated our disclosures of our business segments in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 280-10, and as a result we have classified our operations into two principal reportable segments:  Paper and Tissue, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

The Paper segment produces specialty papers for four core markets - Food, Industrial & Tape, Coated & Liner, and Print & Color.  These products are produced at manufacturing facilities located in Brainerd, Minnesota, and in Rhinelander, Mosinee, and Brokaw, Wisconsin.  The Tissue segment produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the “away-from-home” market.  Tissue operates a paper mill in Middletown, Ohio, and a converting facility in Harrodsburg, Kentucky.

Following is asset information, sales, operating profit (loss), and other significant items by segment.  The asset information, sales, operating profit (loss), and other significant items for 2009 have been restated to show the information in accordance with the segment structure that became effective January 1, 2010.

(in thousands, except ton data)	December 31,	December 31,
	2010 (unaudited)	2009
Segment assets
Paper	$ 431,512	$ 410,901
Tissue	208,988	215,607
Corporate & Unallocated*	37,109	28,593
	$ 677,609	$ 655,101

	Three Months		Twelve Months
	Ended December 31, (unaudited)		Ended December 31,
	2010	2009	2010 (unaudited)	2009
Net sales external customers
Paper	$ 173,024	$ 169,942	$ 712,379	$ 695,929
Tissue	87,193	87,810	343,309	336,215
	$ 260,217	$ 257,752	$1,055,688	$1,032,144

Operating profit (loss)
Paper	$ (745)	$ 7,126	$ 12,301	$ 9,602
Tissue	11,078	12,486	46,150	49,469
Corporate & Eliminations	(8,027)	(2,309)	(14,610)	(14,998)
	$ 2,306	$ 17,303	$ 43,841	$ 44,073

Depreciation, depletion, and amortization
Paper	$ 6,063	$ 6,265	$ 23,799	$ 44,779
Tissue	7,620	7,389	30,114	28,453
Corporate & Unallocated	782	498	2,616	1,928
	$ 14,465	$ 14,152	$ 56,529	$ 75,160

Tons sold
Paper	116,941	122,745	489,856	508,483
Tissue	44,752	45,426	176,758	176,562
	161,693	168,171	666,614	685,045

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets, and certain other assets which are not identifiable with the segments.